UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event report)	December 17, 2004

MINRAD INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49635	870299034
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

847 Main Street, Buffalo, New York 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:		716-855-1068

Technology Acquisition Corporation 10600 N. De Anza Blvd., Suite 250, Cupertino, CA 95014
(Former name or former address, if changed since last report.)

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

        On December 17, 2004, Minrad International, Inc., formerly named Technology Acquisition Corporation (the "Registrant"), completed the acquisition of Minrad Inc., a Delaware corporation ("Minrad"). The acquisition was effected through a reverse triangular merger in which Minrad merged with Technology Acquisition Subsidiary, Inc. ("Merger Sub"), a wholly owned subsidiary of the Registrant with no assets or liabilities that was formed for the sole purpose of facilitating the merger. Minrad was the surviving corporation in the merger with Merger Sub, and it became a wholly owned subsidiary of the Registrant.

        The Registrant effected the acquisition of Minrad under the terms of an Agreement and Plan of Exchange dated July 16, 2004, as amended August 24, 2004 (the "Acquisition Agreement"). The Registrant filed a copy of the original Acquisition Agreement with the Securities and Exchange Commission (the "Commission") as Exhibit 2.1 to a Form 8-K filed on July 15, 2004, and on August 30, 2004, it filed the amendment to the original agreement with the SEC as Exhibit 99.1 to a Form 8-K.

        In connection with the merger, the Registrant issued 22,363,896 shares of its common stock to Minrad's stockholders in conversion of all of the 22,363,896 shares of Minrad common stock outstanding on the date of the merger. Also in connection with the merger, outstanding common stock purchase warrants and stock options to purchase a total of 7,201,181 shares of Minrad's common stock were cancelled in exchange for warrants and stock options to purchase the same number of shares of the Registrant's common stock at the same exercise prices and otherwise on the same terms as the Minrad stock options and warrants that were cancelled.

        The business and assets of Minrad and certain risk factors and other considerations relating to Minrad's business and assets and the merger are described in this Form 8-K under "Item 5.01 Changes in Control of Registrant."

        Except as described in this Item, no director, executive officer, associate of any director or executive officer, or any other affiliate, has any material relationship, direct or indirect, by security holdings, contract or otherwise, resulting from the merger, which is not shared by all other stockholders of the Registrant pro rata, in accordance with their stock ownership.

Related Transactions and Parties

        On December 1, 2003, Minrad entered into a an agreement (the "Funding Agreement") with Cagan McAfee Capital Partners, LLC ("CMCP") under which CMCP agreed to assist Minrad in obtaining up to $7.7 million in equity funding. Under the terms of the Funding Agreement, Minrad agreed to compensate CMCP through; (1) payment of a management fee equal to 2% of the equity funding raised by Minrad; (2) payment of an advisory fee equal to 8%

of the amount of the equity funding where the equity funding is lead managed by the Advisors, as defined below, directly or by a third party engaged by the Advisors; (3) grant of incentive warrants to purchase up to 5,000,000 shares of Minrad's common stock at $0.001 per share exercisable for a period of two years, with the number of shares purchasable under the warrant to be proportionately reduced to the extent that Minrad raised less than $7.7 million dollars in the equity funding (the "Incentive Warrants"); and (4) grant of warrants to purchase a number of shares of Minrad common stock equal to 10% of the number of shares sold in the equity funding for which the advisory fee in (2) above, with the warrants to be exercisable for a period of 7 years, have exercise prices equivalent to the per share purchase prices in the equity funding, and to have a cashless net exercise price provision.

        Between December 1, 2003 and July 15, 2004, Minrad sold an aggregate of 3,201,084 shares and raised gross proceeds of $4.0 million, less expenses of $400,000, under the Funding Agreement through private placements of its common stock at $1.25 per share.

        On May 20 and 21, 2004, the Advisors and their affiliates together with John Liviakis and Liviakis Financial Communications, Inc. acquired beneficial ownership of an aggregate of 4,283,750 shares or approximately 86% of the outstanding common stock of the Registrant. The description of the terms of those acquisitions are contained in Items 1 and 5 of the Registrants Form 8-K Report filed on May 27, 2004 and are incorporated herein by reference. Immediately after those acquisitions, on May 21, 2004 the Registrant entered into an advisory agreement (the "Advisory Agreement") with CMCP and International Capital Advisory, Inc. ("ICA") (CMCP and ICA are hereafter collectively referred to as the "Advisors"), which provided that the Advisors would provide the Registrant with advisory services in connection with structuring and negotiating a potential acquisition transaction involving the Registrant and a target operating company to be identified by the Advisors with which the Registrant would be merged, or which the Registrant would acquire, with the surviving entity to continue the business of the Registrant. As consideration for their services, the Registrant paid the Advisors 500,000 shares of its outstanding common stock.

        On July 15, 2004, the Registrant and Minrad entered into the Acquisition Agreement described above.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

        As described in Item 2.01 of this Current Report on Form 8-K, the Registrant issued to Minrad's stockholders on December 17, 2004 in connection with its acquisition of Minrad's shares of the Registrant's common stock in conversion of all of the 22,363,896 shares of outstanding Minrad common stock on the date of the merger and issued stock options and warrants to purchase a total of 4,842,931 shares of the Registrant's common stock in exchange for the cancellation of all of Minrad's outstanding warrants and stock options, with the warrants and options issued by the Registrant having the same exercise prices and other terms as the cancelled warrants and stock options to purchase Minrad common stock. All of the issuances were made by the Registrant pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

        Between September 1, 2004 and December 14, 2004, the Registrant effected a private placement of an aggregate of 585,257 shares of its common stock (the "Registrant Offering") for $1.75 per share and raised gross proceeds of $1.0 million. The Registrant loaned the proceeds of the Registrant Offering, less $151,700 of expenses, to Minrad pursuant to a 6% Secured Grid Note. In connection with the Registrant Offering, the parties agreed to pay to the Advisors management fees, advisory fees, and warrants under the terms of the Funding Agreement.

        On December 15, 2004, pursuant to the Funding Agreement, the Registrant entered into a Warrant Agreement with CMCP and its affiliate Chadbourn Securities, Inc. under which it issued investment warrants to ten persons to purchase 320,108 shares at $1.25 per share and to three other persons to purchase 58,526 shares at $1.75 per share. The total number of shares purchasable under the warrants is equal to 10% of the amount of shares sold in each of the Minrad offering (described under Item 2.01 above) and the Registrant's Offering. The warrants are exercisable for a seven year period, until December 15, 2011.

        The Registrant also entered into a Stock Option Agreement with four of its stockholders on December 15, 2004. The stockholders include principals of CMCP and Liviakis Financial Communications, Inc. Pursuant to the terms of the Stock Option Agreement, the stockholders have agreed to sell 1,403,792 of their shares to the Registrant at a price of $0.0001 per share if Chadbourn and its affiliates fail to complete the remaining $2,161,840 of the $7.7 million equity funding, as required by the Funding Agreement, by April 30, 2005. To the extent some, but not all, of the equity funding is completed, the amount of option shares purchasable by the Registrant reduces proportionately with the amount of the funding completed. To the extent the options become exercisable on April 30, 2005, they will remain exercisable for a two year period.

        All of the issuances made in connection with the Registrant Offering and the Minrad Offering discussed under Item 2.01 were made by each party pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act solely to accredited investors, as that term is defined in Rule 501 of Regulation D.

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant's Certifying Accountant

        On December 16, 2004, the Board of Directors determined that upon the Merger, the Registrant would change its certifying accountant and auditor to Minrad's auditor, Freed Maxick & Battaglia, CPA's, PC ("Freed") of Buffalo, New York.  On December 20, 2004 the Registrant provided verbal notice to and dismissed its prior auditor, Clancy and Co., P.L.L.C. ("Clancy and Co.") of Phoenix, Arizona. Minrad previously engaged Freed on January 21, 2004 to audit its financial statements for the fiscal years ended September 30, 2002, September 30, 2003, and subsequent fiscal years.

The reports of Clancy and Co. for each of the two fiscal years ended March 31, 2004 and March 31, 2003 did not contain any adverse opinion or disclaimers of opinion and were not modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph regarding the substantial doubt about the Registrant's ability to continue as a going concern.

The Registrant (or someone on its behalf) did not consult with Freed in connection with its fiscal years ended March 31, 2004 or 2003, and through the date of this report with respect to any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B.

None of the reportable events listed in Item 304(a)(1)(iv)(B) of Regulation S-B occurred with respect to the Registrant's two most recent fiscal years or the subsequent interim period through December 17, 2004 preceding the dismissal of Clancy and Co.

At no time during the two fiscal years ended March 31, 2003 and March 31, 2004, nor during the interim period from April 1, 2004 through December 17, 2004, were there any disagreements with Clancy and Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Clancy and Co. would have caused Clancy and Co. to make reference to the subject matter of the disagreements in its reports on the Registrant's financial statements.

The Registrant provided Clancy and Co. with a copy of this Form 8-K/A-1 prior to filing with the Commission and requested a response thereto by Clancy and Co.  A copy of the letter of Clancy and Co. stating its agreement that such statements is filed here as Exhibit 16.1.

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

        In connection with the merger described in Section 2.01 of this Current Report on Form 8-K, the Registrant on December 17, 2004 issued 22,900,000 shares of its common stock to the former holders of all of Minrad's outstanding common stock and warrants and stock options to purchase a total of 6,270,957 shares of the Registrant's common stock to the former holders of all of the warrants and stock options to purchase shares of Minrad's common stock. As a result, the former stockholders of Minrad own approximately 82% of the Registrant's common stock immediately following the merger. The remaining 18% of the Registrant's shares of Common Stock will be held by its former stockholders, which include CMCP. The merger was unanimously approved by Minrad's stockholders. Under Nevada law, approval of the merger by the Registrant's stockholders was required and such approval was received by the written consent of the holders of a majority in interest of the outstanding common stock of the Registrant. An Information Statement on Schedule 14C was filed with the Commission and delivered to the former stockholders of the Registrant on September 30, 2004 in connection with the required shareholder approval.

Available Information

        The Registrant makes available free of charge on or through its internet website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Our Internet address is http://www.minrad.com. The information contained on the Company's website is not incorporated by reference in this periodic report on Form 8-K and should not be considered a part of this report.

Cautionary Factors That May Affect Future Results

        Some of the statements contained in this periodic report on Form 8-K and other written and oral statements made from time to time by us and our representatives, are not statements of historical or current fact. As such, they are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, which are subject to known and unknown risks, uncertainties and assumptions. They include statements relating to:

•	future sales and financings;

•	the future development of our business;

•	our ability to execute our business strategy;

•	projected expenditures; and

•	trends in government regulation.

        You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those suggested by these forward-looking statements. In evaluating these statements and our prospects generally, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this report. We are under no duty to update any of the forward-looking statements after the date of this report or to conform these statements to actual results.

        Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors are set forth under "Risk Factors" in this report and in the Registrant's periodic filings made with the Commission.

New Directors and Officers

        Concurrently with the closing of the merger, Mr. John Kinney and Mr. Steve Obana resigned as the officers and directors of the Registrant and the officers and directors of Minrad became the officers and directors of the Registrant. A description of the Minrad directors who became the Registrant's directors and the Minrad officers who became the officers of the Registrant upon the closing of the merger is set forth below:

Name	Age	Position to be Held with the Registrant
William H. Burns, Jr.	55	Chairman, Chief Executive Officer
John McNeirney	72	Senior Vice President, Chief Technology Officer
Kirk Kamsler	53	Senior Vice President Commercial Development
Richard Tamulski	57	Vice President Finance
David DiGiacinto	50	Director
David Donaldson	60	Director
Donald Farley	62	Director
Duane Hopper	58	Director
Robert Lifeso	60	Director
John Rousseau	61	Director

        William H. Burns, Jr. has served as Chairman and Chief Executive Officer of Minrad since its inception in 1994. Prior to starting Minrad, Mr. Burns was President and Chief Executive Officer of Matrx Medical. He also spent 13 years with the BOC Group in progressive management positions including Vice President of Marketing of Anaquest, the developers of inhalation technology. He is a two-time recipient of the Industry/University Technology Discovery Award. He earned a BBA at St. Norbert College and an MBA at Marquette University.

        John McNeirney has served as the Senior Vice President and Chief Technology Officer of Minrad since he joined Minrad in August, 1996. Prior to joining Minrad, Mr. McNeirney served in various senior executive positions in health care with the BOC Group (from 1983 to 1992), Richardson-Vick (from 1975 to 1983) and The Upjohn Company (from 1964 to 1972). Mr. McNeirney has authored 56 US patents and holds a BS in Chemical Engineering and an MS in microbiology from Carnegie Mellon University.

        Kirk Kamsler has served as Senior Vice President of Commercial Development since June 1, 2004 and has served in various other sales and marketing positions since he joined Minrad in October 1999. From 1996 to 1999 Mr. Kamsler previously served as the Vice President of Sales and Marketing of Cardiac Controls. He held senior marketing and sales positions with Marquette Electronics (from 1989 to 1996), Matrx Medical (from 1985 to 1989) and Davis & Geck (from 1981 to 1984). Mr. Kamsler is a graduate of St. Lawrence University.

        Richard Tamulski has served as Minrad's Vice President of Finance since April 7, 2004 and served as Controller from April 2003 through September 2004. Mr. Tamulski was President, Chief Executive Officer and Chief Operating Officer of Brand Names, a catalog/showroom retailer, from 1996 to 2002. Mr. Tamulski has also served as the Vice-President-Finance of Brand Names from 1989 to 1995. He has 25 years experience in senior financial management beginning with KPMG. He is a graduate of St. Bonaventure University and holds an MBA from the University of Rochester.

        David DiGiacinto has served as a director of Minrad since 2002. Mr. DiGiacinto joined Spencer Trask Specialty Group in 2000 and is currently a Senior Managing Director. Before joining SpencerTrask he spent 18 years at Pfizer, Inc. and six years as a captain in the U.S. Air Force. Mr. DiGiacinto currently serves on the Board of Directors of three other privately-held companies. He is a graduate of the United States Military Academy at West Point.

        David Donaldson has served as a director of Minrad since 2004. Since 1970, Dr. Donaldson has served as a professor of Dentistry at the University of British Columbia, Canada, where he is currently the head of the Department of Oral Biological and Medical Sciences. He has chaired two other departments since 1970 including Oral Maxillo Facial Surgery and Oral Surgical and Medical Science. Dr. Donaldson previously held the position of Director of Pain and Anxiety control in the Faculty of Dentistry, an area in which he is considered an expert and in which he has published extensively. He received his BDS at St. Andrews University, Scotland in 1965. He completed his Fellowship in Dental Surgery through the Royal College of Surgeons, Edinburgh, Scotland in 1969 and his Masters degree in Prosthodontics by Dundee University in 1971.

        Donald Farley has served as a director of Minrad since 2002. For more than five years, Mr. Farley has served as Chief Executive Officer of the SpencerTrask Ventures, an affiliate of Spencer Trask Specialty Group LLC. Prior to joining Spencer Trask, Mr. Farley held numerous positions at Pfizer over a thirty year period, culminating in his position as President of the Consumer Health Care Group. Mr. Farley currently serves on the Board of Directors of other privately-held companies including Westgate Biologics which is located in Ireland. He holds a BS in Chemical Engineering from the University of Rhode Island and an MBA from Hartford University.

        Duane Hopper, has served as a director of Minrad since 2004. Since 1998 Mr. Hopper has been a private consultant in the medical device industry. He was President, CEO, and COO of Graphic Controls Corporation from 1992 to 1998, when it was acquired by Tyco International, Inc.; prior to that time period, he was Vice President and General Manager of the Graphic Controls Medical Products Division from 1988 until 1992.  He served in executive positions with other medical products companies during the 1970's and 1980's with Air Products and Chemicals, Inc.; Zimmer, Inc.; Surgilase, Inc.; and Ohmeda, Inc.  He earned his Masters in Management Degree from the Kellogg Graduate School of Management at Northwestern University in 1974, and he received his Bachelor's Degree in Biology from the University of Virginia in 1968.  He served as an officer in the U.S. Air Force from 1968 until 1972, including one year as a combat aircrew member in Southeast Asia.

        Robert Lifeso, MD, is a co-founder of Minrad and has served as a director of Minrad since 1994. Dr. Lifeso is also the Director of the Spine Center at Erie County Medical Center in Buffalo, New York a position he has held for more than five years. Previously, Dr. Lifeso served as Chief of Orthopedic Surgery at the Veterans Hospital in Buffalo as well as the King Faisal Hospital in Saudi Arabia. He received his FRCSC and MD from the University of Toronto and has published over 60 peer-reviewed articles.

        John Rousseau has served as a director of Minrad since 2002 and is a Managing General Partner of New England Partners Capital, LLC ("NEP"). Prior to co-founding NEP in 1995, Mr. Rousseau held senior management positions with Homart Development (Sears), Spaulding & Slye and Associated Project Control. Prior to his business career, Mr. Rousseau practiced law for 15 years and was a senior partner at the law firm of Hale and Dorr in Boston, Massachusetts. He has a BA from Amherst and an LLB from Columbia University.

Security Ownership of Certain Beneficial Owners and Management

        The table below sets forth as of the date of the closing of the merger information with respect to beneficial ownership of the Registrant's common stock by:

•	John Kinney and Steve Obana, who were the Registrant's directors and officers immediately prior to the merger.

•	Each other person known to the Registrant to own beneficially more than 5% of the Registrant's outstanding common stock, either immediately before or after the merger.

•	Each of the current officer and directors of the Registrant.

•	All of the Registrant's directors and executive officers as a group, both before and immediately after the merger.

        Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to any warrants or options that are presently exercisable or exercisable within 60 days of December 21, 2004, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The numbers reflected in the percentage ownership columns are based on 5,635,257 shares of Registrant's common stock and 22,363,896 shares of Minrad's common stock outstanding immediately prior to the closing of the merger on December 17, 2004, and 27,999,153 shares of the Registrant's common stock outstanding immediately after the merger. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned. An asterisk denotes beneficial ownership of less than 1%.

	Number of Shares		Percent
Name of Beneficial Owner	Before the Merger	After the Merger	Before the Merger	After the Merger
John Kinney (1)	10,000	10,000	*	*
Steve Obana (1)	10,000	10,000	*	*
International Capital Advisory, Inc. Tobin Family Trust (2)	1,730,067	1,730,067	30%	6%
Laird Q. Cagan (1)(3)	1,749,400	1,749,400	30%	6%
Eric M. McAfee (1)(4)	1,102,938	1,102,938	20%	4%
John Liviakis Liviakis Financial Communications, Inc. (5)	800,000	800,000	14%	3%
Kevin Kimberlin Partners L.P. (6)	-0-	8,741,895	-0-	27%
Donald F. Farley (7)	-0-	6,850,481	-0-	23%
Spencer Trask Specialty Group LLC (8)	-0-	6,581,742	-0-	22%
Lincoln Associates (9)	-0-	6,581,742	-0-	22%
New England Partners Capital (10)	-0-	3,980,392	-0-	14%
John Rousseau (10)	-0-	3,980,392	-0-	14%
William H. Burns, Jr. (11)	-0-	1,810,613	-0-	6%
Wilson Greatbatch Technologies, Inc.	-0-	825,000	-0-	3%
David DiGiacinto	-0-	-0-	-0-
David Donaldson	-0-	-0-	-0-
Duane Hopper	-0-	84,675	-0-	*
Kirk Kamsler (12)	-0-	32,500	-0-	*
Robert Lifeso	-0-	607,881	-0-	*
John McNeirney (13)	-0-	114,895	-0-	*
Richard Tamulski (14)	-0-	45,000	-0-	*

All directors and executive officers as a group (10)	20,000	13,485,937	-0-	45%

_____________________
* Less than 1%.

(1) Address: c/o Cagan McAfee Capital Partners, LLC, 10600 N. De Anza Blvd., Suite 250, Cupertino, California 95014, 10600 N. De Anza Blvd., Suite 250, Cupertino, California 95014

(2) Includes (i) 450,000 shares purchased by International Capital Advisory, Inc. (an entity then controlled by Mr. Morrie Tobin) from Wilhelm Liesner, former President of the Registrant at $0.01 per share, (ii) 745,000 shares issued to the Tobin Family Trust (an entity which Mr. Tobin controls) in connection with conversion of a note of the Registrant at $0.04 per share, (iii) 100,000 shares purchased by the Tobin Family Trust at $0.04 per share, (iv) 250,000 shares acquired by International Capital Advisory, Inc. in connection with a services agreement, and (v) 185,067 investment warrants (155,804 exercisable at $1.25 per share, 29,263 exercisable at $1.75 per share) earned by The Tobin Family Trust pursuant to the Funding Agreement. Address: 40 Bassano Road, Toronto, Ontario, Canada M2N 2K1.

(3) Includes (i) 241,875 shares purchased by Mr. Cagan from Wilhelm Liesner, former President of the Registrant at $0.01 per share, (ii) 565,000 shares issued in connection with conversion of a note of the Registrant at $0.04 per share, (iii) 37,500 shares purchase by Mr. Cagan at $0.04 per share, (iv) 249,100 shares owned by Cagan McAfee Capital Partners, LLC, an entity in which Mr. Cagan owns a 50% interest and shares voting and dispositive power, in connection with a services agreement, (v) 110,104 warrants (82,304 exercisable at $1.25 27,800 exercisable at $1.75 per share) beneficially owned by Mr. Cagan pursuant to the Funding Agreement, (vi) 536,358 shares owned by Mr. Cagan, and (vii) 9,463 shares held by Chadbourne Securities, Inc., an entity affiliated with CMCP.

(4) Includes (i) 241,875 shares purchased by Mr. McAfee from Wilhelm Liesner, former President of the Registrant at $0.01 per share, (ii) 565,000 shares issued in connection with conversion of a note of the Registrant at $0.04 per share, (iii) 37,500 shares purchase by Mr. McAfee at $0.04 per share, (iv) 249,100 shares owned by Cagan McAfee Capital Partners, LLC, an entity in which Mr. McAfee owns a 50% interest and shares voting and dispositive power, in connection with a services agreement, and (v)

(5) Includes (i) 400,000 shares purchased by John Liviakis from Wilhelm Liesner, former President of the Registrant at $0.01 per share, (ii) 400,000 shares owned by Liviakis Financial Communications, Inc. (an entity which Mr. Liviakis controls), in connection with a services agreement.

(6) Includes (i) 2,650,000 shares that Kevin Kimberlin Partners L.P. ("KKP") has the right to acquire pursuant to outstanding warrants, and (ii) 4,825,000 shares and 1,266,895 shares underlying outstanding warrants held by Spencer Trask Specialty Group LLC and various affiliated entities. Kevin Kimberlin is the General Partner of KKP and the controlling stockholder of Spencer Trask & Co., an affiliate of Spencer Trask Specialty Group LLC.

(7) Includes: (i) 246,667 shares held directly by Mr. Farley, (ii) 22,072 shares that Mr. Farley has the right to acquire pursuant to outstanding warrants, (iii) 4,825,000 shares and 1,266,895 shares underlying outstanding warrants held by Spencer Trask Specialty Group LLC of which Mr. Farley is a principal and the Chief Executive Officer, and (iv) 489,847 shares held directly by Lincoln Associates, an affiliate of Spencer Trask. Mr. Farley disclaims beneficial ownership of the shares held by Spencer Trask and by Lincoln Associates.

(8) Includes: (i) 5,314,847 shares held by Spencer Trask Specialty Group LLC and various affiliated entities including 489,847 shares held directly by Lincoln Associates and (ii) 1,266,895 shares that Spencer Trask has the right to acquire pursuant to outstanding Minrad warrants.

(9) Includes (i) 489,847 shares held directly by Lincoln Associates, (ii) 1,266,895 shares and 1,478,000 shares underlying warrants held by Spencer Trask Specialty Group LLC and various affiliated entities. Lincoln Associates is an affiliate of Spencer Trask and accordingly is deemed to be the beneficial owner of Spencer Trask shares. Lincoln Associates disclaims beneficial ownership of the shares held by Spencer Trask.

(10) Includes: (i) 3,505,392 shares held by New England Partners Capital, LLC ("NEP"), and (ii) 475,000 shares underlying outstanding warrants held by NEP. Mr. Rousseau, is also a Managing General Partner of New England Partners Capital, LLC ("NEP"). Due to Mr. Rousseau's position with NEP, Mr. Rousseau exercises voting and investment power with respect to the shares held by NEP. Accordingly, Mr. Rousseau is deemed to be a beneficial owner of the NEP shares. Mr. Rousseau disclaims beneficial ownership of these shares.

(11) Includes: 433,336 shares that Mr. Burns has the right to acquire pursuant to options that are exercisable currently or within 60 days after December 21, 2004.

(12) Includes 17,500 shares that Mr. Kamsler has the right to acquire pursuant to options that are currently exercisable.

(13) Includes 16,500 shares that Mr. McNeirney has the right to acquire pursuant to options that are currently exercisable.

(14) Includes 45,000 shares that Mr. Tamulski has the right to acquire pursuant to options currently exercisable.

(15) Prior to the merger, the Registrant has 2 directors and officers as a group. Following the merger, the Registrant has 7 directors and officers as a group.

Operations of the Registrant Following the Merger

Minrad International, Inc.

        Upon the merger, the Registrant assumed all of the assets, operations and liabilities of Minrad, now a wholly-owned subsidiary of the Registrant, and is operating under its new name, Minrad International, Inc. The Registrant, through Minrad, is now an acute care medical device and pharmaceutical company. Minrad is developing second-generation medical device products which incorporate patented real time image-guidance technologies and enable medical professionals to improve the accuracy of interventional procedures and provide a significant reduction in radiation exposure for both patients and medical professionals. Minrad's present pharmaceutical products are generic inhalation anesthetics that are primarily used for surgical interventions. Minrad is developing a drug/drug delivery system for conscious sedation.

Anesthesia & Analgesia

        Minrad's primary pharmaceutical products are two inhalation anesthetics, enflurane and isoflurane, which are manufactured in a state-of-the-art manufacturing facility located in Bethlehem, Pennsylvania. Dr. Ross Terrell, Minrad's retired Vice President of Research, is the inventor of the majority of inhalation anesthetics sold in the world today. Domestically, Minrad markets on a direct basis. Internationally, Minrad sells in either bulk or finished form to its partners including Baxter International, Inc., Rx Elite, E. Merck Hoei Ltd., Novartis AG, and Laboratories PiSA. Enflurane and isoflurane are marketed for human use under the trade names Compound 347(TM) and Terrell(TM). Isoflurane is also marketed to veterinarians under the trade name Attane(TM). In 2005, Minrad expects to introduce Sevoflurane, another generic inhalation anesthetic, internationally and to file Abbreviated New Drug Application (ANDA) with the FDA for its manufacture and marketing in the US.

Conscious Sedation

        Minrad has under development a drug delivery system for the use of halogenated ethers as inhalant analgesics. This initiative seeks to leverage Minrad's two core businesses; medical devices and inhalation anesthetics. Minrad has filed a patent application, "Drug Delivery for Conscious Sedation" (Burns, McNeirney and Terrell), for a new system for administering conscious sedation that would compete with the widespread use of nitrous oxide, sedative hypnotics, and narcotic analgesics in both the pre-hospital and critical care hospital markets.

Image Guidance

        Minrad is developing medical devices that have broad applications in orthopedics, neurosurgery, interventional radiology and anesthesia (pain management). The platform medical device product is SabreSource(TM), Minrad's second generation device (accuracy: plus or minus 1mm at 1 meter), which uses unique x-ray and laser technology to enable medical professionals to precisely visualize both the surface point of entry and the true angle of approach required to reach an internal treatment area or biopsy site. SabreSource(TM), as did the earlier product

DRTS(TM), significantly reduces radiation exposure to both patients and operating room personnel. The SabreSource(TM) technology significantly improves "ease of use," provides a much larger targeting area, and gives the surgeon complete control over target acquisition. Minrad's Light Sabre(TM) product line is comprised of hand-held instruments that use the inherent accuracy of a SabreSource(TM) laser to enable a medical professional to guide the hand-held instrument from the point of incision to the targeted deep tissue site (accuracy: plus or minus 3mm at 100 mm depth). Presently, Minrad's Light Sabre(TM) line includes six disposable products, including: syringes, aspirating needles, spinal needles, bone and core tissue biopsy needles and a catheter introducer.

Intellectual Property

        Minrad has been issued 13 U.S. patents, and eight of its U.S. patent applications are pending. Minrad has developed 18 medical device products that have received FDA 510(k) acceptance, and it has filed one additional 510(k) application on product line accessories. Minrad's generic pharmaceutical products have received two ANDA approvals and one ANADA approval ("ANADA" means Abbreviated New animal Drug Applicaton). In addition, six of Minrad's products have received Certificate of Entry ("CE") clearance for sale in member countries of the European Union.

Government Regulation

        Minrad manufactures active pharmaceutical ingredients, specifically the chemical synthesis of inhalation anesthetic compounds, and produces finished pharmaceutical products using the compounds manufactured at its facility in Bethlehem, PA. These manufacturing operations are regulated by the US Food and Drug Administration (FDA) and performed in compliance with Current Good Manufacturing Practices as set out by the FDA. The facility is registered with the FDA as a pharmaceutical manufacturer and distributor. It is also registered as a pharmaceutical distributor with the states of Pennsylvania, Texas, Idaho and Kentucky. In addition, we believe that the operations at the Bethlehem, PA facility are in compliance with the federal and state regulations regarding environmental protection, occupational safety and health, labor law and state and local fire safety, building codes, etc. and covenants of the industrial park in which the facility is located. On average, the cost of environmental compliance at our Bethlehem facility averages between 1.75% and 2.25% of revenue generated by the facility.

        Minrad's facility at Buffalo, NY houses both the general headquarters personnel, the medical device design and development technical staff and the manufacturing operations associated with certain critical portions of its medical devices. The facility also warehouses and distributes medical devices. As such, the facility is registered with the FDA as a manufacturer and distributor of medical devices. Certification of the facility under the En13485 Device Directive is scheduled for the end of March, 2005. Current activities at this facility are not subject to any federal, state or local environmental regulations.

United States Regulatory Approvals

        The current status of regulatory acceptances/approvals of our products is as follows:

Medical Devices

Trade Name	Class	510(k) no.	Status	Date
Dual Radiation Targeting System - Light Beam Patient Position Indicator	I	K972852	Exempt	9/15/1997
Dual Radiation Targeting System Drape - Image Intensifier	II	K973073	Substantially Equivalent	10/8/1997
Dual Radiation Targeting System Drape - Remote Control Drape	II	K973067	Substantially Equivalent	10/16/1997
Dual Radiation Targeting System DRTS Drape	II	K973162	Substantially Equivalent	9/22/1997
SabreSource Targeting System	I	K022935	Exempt	10/11/2002
SabreSource Drape	II	K041846	Substantially Equivalent	8/26/2004
Light Sabre Aspiration Needle	II	K982018	Substantially Equivalent	8/7/1998
Light Sabre Bone Biopsy Needle	II	K982735	Substantially Equivalent	9/9/1998
Light Sabre Core Tissue Biopsy Needle	II	K981796	Substantially Equivalent	8/5/1998
Light Sabre Introducer Needle	II	K013040	Substantially Equivalent	12/7/2001
Light Sabre Spinal Needle	II	K021084	Substantially Equivalent	7/3/2002
Light Sabre Syringe	II	K981140	Substantially Equivalent	6/25/1998
Light Sabre Collimator	I	K013161	Exempt	9/21/2001
Light Sabre Collimator (Master File)	I	MAF-1155	Accepted for Filing	9/21/2001
MR Tested Fiber Optic Laryngoscope Handle	I	K970619	Substantially Equivalent	11/19/1997
MR Tested Fiber Optic Short Laryngoscope Handle	I	K041852	Substantially Equivalent	11/15/2004
MR Tested Laryngoscope	I	K971377	Substantially Equivalent	4/30/1998
MR Tested Flashlight	I	K970747	Exempt	5/20/1997

Pharmaceuticals
Product	Use	Trade Name	Approval
Enflurane, USP	Human Anesthetic	Compound 347™	ANDA 74-396
Isoflurane, USP	Human Anesthetic	Terrell™	ANDA 74-416
Isoflurane, USP	Veterinary Anesthetic	Attane™	ANADA 200-141-E0001

Minrad also has a number of product approvals in other countries and expects additional approvals in the coming year.

Risk Factors

        An investment in the Registrant's common stock is speculative and involves a high degree of risk. You should carefully consider the following risks in connection with any investment in the Registrant's common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also adversely impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer significantly. In any of those cases, the value of the Registrant's common stock could decline significantly, and you may lose all of part of your investment.

Risks Related to Our Business

We Have Recently Been in Default Under Certain Obligations

        Due to cash flow constraints, recently Minrad has not been able to pay all of its financial obligations as they become due, and we were in default for many months. Minrad is in significant arrears to, and in default under, agreements with certain service providers, other vendors and lenders including, but not limited to, the Buffalo & Erie County Regional Development Corp. (approximately $213,000 at December 15, 2004) and the Internal Revenue Service (approximately $26,000 at December 15, 2004).

        As a result of these defaults, claims have been asserted against Minrad from time to time. Although we have generally been able to negotiate forbearance or other arrangements with our creditors, until we are able to generate positive cash flow on a consistent basis, the risk of claims by creditors will continue and may interfere with our operations.

We May Not Reach Our Break-Even Sales Volume

        Under our proposed development program, management estimates break-even sales volume to be approximately $14 million. The break even sales volume will vary based on the composition of customer sales location (domestic vs. international), the mix between individually-packaged and bulk sales of our inhalant anesthesia products, and the proportion of imaging products that are leased rather than sold. Due to these unpredictable factors, our estimates should only be used as a guideline as our break-even point could be higher.

We Have Historically Experienced Operating Losses And Expect to Continue to Experience Losses in the Foreseeable Future

        Minrad was incorporated on December 7, 1994, and began product commercialization in February 2000. Since incorporation, we have incurred substantial operating losses. Our company has generated relatively small amounts of revenue in its image guidance product line. We do not expect to realize positive cash flow for another twelve months, during which time we will be susceptible to all the normal risks associated with growth stage companies, including unforeseen delays and expenses.

We Are a Growth Stage Company

        Currently, other than for our existing anesthesia and analgesia product lines, we are at the stage of beginning product commercialization. Therefore, our company is subject to all of the risks inherent in both the creation of a new business and the development of new products, including the absence of a history of significant operations. Our company's operations have been limited, especially in the image guidance product line, and, as a result, we must establish many functions that are necessary to conduct business. Such areas include managerial and administrative structure, sales and marketing activities, financial systems and personnel recruitment. We expect to require additional funding as our company continues its product development activities and expands its sales and marketing activities.

Our Financial Projections May Not be Reliable

        Our projections, including our projected break-even point for sales, are based on a number of estimates and assumptions which we believe to be reasonable when taken as whole, but are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based on specific assumptions with respect to future business decisions and financings, some of which will change. In addition, our limited operating history and sales data may prove to be insufficient to base our projected revenue and expense assumptions. Projections are necessarily speculative in nature, and it can be expected that one or more of these assumptions will not materialize or will vary significantly from actual results, and such variances are likely to increase over time. Accordingly, actual results achieved during the periods covered will vary from our financial projections, and the variations may be material and adverse.

We Experience Long Sales Cycles

        Our company has experienced, and expects to continue to experience, relatively long time periods between initial sales contacts and receipt of formal purchase orders. In the image-guided product line, the cycle from first contact to revenue generation involves making multiple visits to medical centers to introduce our SabreSource(TM) platform product and Light Sabre(TM) products to practitioners, and supporting actual clinical use of the system on an evaluation basis. The entire sales cycle entails a substantial period of time, on average between three and six months, and the lack of revenue experienced during this cycle and the expenses involved in bringing new customers to the point of revenue generation may put a substantial strain on our resources.

        In our anesthesia and analgesia product line, the expansion of our international business into new markets requires the registration of our products with each new country's respective regulatory agencies. This registration process can take from 12 to 24 months to complete. Growth in the domestic market depends on our ability to successfully compete with established competitors in the pharmaceutical industry. We have also initiated sales in the domestic veterinary market. However, this market consists of roughly 35,000 relatively small-volume customers, so conversion of a single account does not have an immediate significant impact on revenue.

We May Face Delays in the Development of Our Technology

        Our business strategy in the image-guided product line relies heavily upon the sale of a family of patented disposable products (our Light Sabre(TM) products). While FDA accepted, at this time only a portion of the tooling necessary to manufacture these products has been fully developed. Bringing these products to market involves the design and fabrication of sophisticated tooling for plastic injection molding. Since tooling manufacture is inherently expensive, the designs must be considered carefully in order to avoid costly mistakes. Unforeseen difficulties in the development of these products, as well as other medical device products, may lead to significant delays in the production of tooling and the subsequent generation of revenue.

        Our business strategy in the anesthesia and analgesia product line relies heavily upon our ability to expand our product offerings in the anesthesia market, most notably the launch of sevoflurane. All of our planned product offerings require some form of regulatory acceptance in both the domestic and international markets. Unforeseen difficulties in the development or regulatory acceptance of these products may lead to significant delays in production and the subsequent generation of revenue.

        The development of our conscious sedation system is dependent upon our ability to obtain adequate funding.  The development of this system may be delayed if adequate funding is not available.  A lack of adequate financing would delay our ability to recruit and retain competent technical staff to complete the project and the further development, prototyping and testing of the device to administer the drug component of the system in conformance with FDA requirements.  Additionally, unforeseen delays in regulatory acceptance/approval could adversely impact the market introduction of the system.

We Depend on Strategic Partnerships and Relationships

        Our success depends largely upon our ability to create and maintain important relationships with commercial partners, particularly in international distribution. There can be no assurance that we will be able to develop or maintain strategic partnerships. If we are unable to both maintain strategic partnerships currently in place and develop additional strategic partnerships in critical areas, such as international sales, our business may be adversely affected.

We May Face Competition Which May Adversely Affect Our Business

        In our image-guided product line, radiation exposure from fluoroscopy and the need for accuracy in biopsying a sub-surface target under fluoroscopy are well-recognized concerns. As a result, there is no guarantee that present fluoroscope manufacturers, radiological suppliers, biopsy vendors, and suppliers of minimally-invasive medical devices are not already engaged in research and product development to address these concerns or will not become engaged in these areas of research and product development. Competition can be expected to increase as technological advances are made and commercial applications broaden. Our company competes with other companies within the image-guided market, many of which have more capital, more extensive research and development capabilities and greater marketing and human resources than our company. Competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes developed by us. There can be no assurance that our products or processes will compete successfully, or that research and development by others will not render our company's products or processes obsolete or uneconomical.

        Similarly, in the anesthesia and analgesia product line, our company directly competes with larger and more established companies that have more capital, more extensive research and development capabilities and greater marketing and human resources than our company. Competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop. In addition, the regulatory requirements and processes associated with the introduction of generic pharmaceuticals require considerably longer approval cycles than those required in the medical device industry. There can be no assurance that our products or processes will compete successfully or that research and development by others will not render our products or processes obsolete or uneconomical.

The Loss of Services of Existing Personnel Would Adversely Affect Our Business.

        Our future success depends to a significant degree on the skills, experience and efforts of our executive officers and senior management staff. The loss of the services of existing personnel, particularly John McNeirney and Bill Burns, prior to the completion of integral projects over the course of the next 12 months would be detrimental to our research and development programs and to our overall business. Our company's anticipated growth and expansion into areas and activities requiring additional expertise will require the addition of key personnel. We are currently seeking to hire several senior managers. Competition for personnel at this level is intense and there can be no assurance that we will be successful in attracting and retaining key personnel necessary for the development of our business. See "Management."

We Must Hire and Retain Skilled Technical and Managerial Personnel

        Qualified personnel are in great demand among acute care companies. Our success depends in large part on our ability to attract, train, motivate and retain qualified management and highly-skilled employees, particularly technical, sales, and marketing personnel, assembly technicians, and other critical personnel. Any failure to attract and retain the highly-trained technical personnel that are integral to direct sales, technology development and technical support teams may limit the rate at which our company can generate sales and develop new products or product enhancements. Similarly, the failure to recruit key scientific and managerial personnel in a timely manner would be detrimental to our research and development programs and to our overall business. There can be no assurance that we will be able to attract and retain skilled persons and the loss of skilled technical personnel would adversely affect our company.

Other Companies May Claim That We Infringe Their Intellectual Property or Proprietary Rights

        Our company has engaged legal counsel to conduct extensive patent searches to determine if our products inadvertently violate third party intellectual property rights. Nevertheless, there is no guarantee that such rights are not being violated. If any of our products are found to violate third party intellectual property rights, we may be required to re-engineer one or more of our products or seek to obtain licenses from third parties to continue offering our products without substantial re-engineering, and such efforts may not be successful.

Failure to Obtain Regulatory Approval for Our Products in the Future May Adversely Affect Our Business.

        Under the provisions of the Federal Food, Drug and Cosmetic Act (the "FDC ACT"), we must obtain clearance from the FDA prior to commercial use in the U.S. of certain of the products that we may develop.

        Medical Devices. The production and marketing of our products and our ongoing research and development activities are subject to regulation by numerous governmental authorities in the U.S. and other countries. Although our current products only require 510(k) acceptance, involving a lower level of FDA review, it is possible that with future products we may be required to complete the pre-market approval ("PMA") process mandated by the FDA, and equivalent approvals from foreign authorities, prior to marketing these products. Currently, we must submit our products to a review process that generally takes three months and may require the expenditure of substantial resources.

        Additionally, sales of medical products outside the U.S. are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in each respective country may be longer or shorter than that required for FDA approval in the U.S. In order to sell our products inside European Union member countries, and an increasing number of other countries, we will be required to obtain EN13485 certification. There can be no assurance that this will occur as planned, or at all.

        Pharmaceutical Products. The production and marketing of our anesthesia products are also subject to significant regulation by the FDA in the U.S. and by numerous governmental authorities under the laws of other countries. Although we have satisfied such regulations for our current products in the U.S. and the other countries in which we currently market our products, we will need to satisfy all governmental regulations before we can introduce any new pharmaceutical products in the U.S. or extend the sale of our existing anesthesia products to additional foreign countries. The time required for obtaining any such additional regulatory approvals is uncertain, and there can be no assurance that we will be able to obtain them in a timely manner, or at all.

        cGMP Guidelines. Regulations regarding the manufacture and sale of our products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operation. Failure to comply with applicable regulatory requirements could have material adverse effect on our business, financial condition and results of operations

        Additionally, the time required for obtaining regulatory approval is uncertain. Delays or rejections may be encountered based upon changes in FDA policy, including FDA policy relating to current Good Manufacturing Practices ("cGMP") standards, during periods of product development. Similar delays may also be encountered in countries outside the U.S. There can be no assurance that regulatory acceptance will be obtained on a timely basis, or at all. The failure to obtain timely regulatory acceptance of our products, any product marketing limitations or a product withdrawal would have a material adverse effect on our company. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product acceptance could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The third party manufacturers upon whom we depend to manufacture our products are required to adhere to applicable FDA regulations regarding cGMP standards and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with cGMP regulations and other applicable regulatory requirements will be monitored by periodic inspection by the FDA and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing or promoting products for unapproved use, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant PMA for devices, withdrawal of acceptances and criminal prosecution. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory acceptance of our products. Certain material changes to medical devices also are subject to FDA review and acceptance. Delays in receipt of or failure to obtain such acceptances, the loss of previously obtained acceptances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our company's business, financial condition and results of operations.

We Are Subject to Environmental Regulation

        Our operations are subject to Federal, state and local laws and regulations governing, among other things, emissions to air, discharges to waters, and the generation, handling, storage, transportation, treatment and disposal of raw materials, waste and other materials. We believe that our business, operations and facilities have been, and are being, operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, including state and local fire codes related to, among other things, flammable materials, many of which provide for substantial fines and criminal sanctions for violations. However, the operation of any inhalant pharmaceutical manufacturing plant and the handling of specialty raw materials entail risks in these areas, and there can be no assurance that material costs or liabilities will not be incurred. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, we may be required to make additional significant site or operational modifications, potentially involving substantial expenditures or reduction or suspension of certain operations. There can be no assurance that all environmental and health and safety matters pertaining to our prior or ongoing activities have been identified or that the scope of, or costs to remediate, such matters will not be material.

We Rely Upon Third-Party Manufacturers

        In our image-guided product line, we believe that our success will depend in part on our ability to have third parties sub-assemble our products in accordance with established quality and cost standards, in sufficient quantities and in a timely manner. Although we remain responsible for manufacturing, there can be no assurance that the third-party manufacturers will perform as expected. Failure of third-party manufacturers to perform will adversely affect our company's ability to manufacture and market its products and generate revenue.

        In our anesthesia and analgesia product line, our company manufactures, and will continue to manufacture, our product line of inhalation anesthetics at our Bethlehem, Pennsylvania facility. Such manufacturing of pharmaceuticals is in full accordance with established quality, safety and environmental regulations, although unanticipated changes in safety and environmental regulations could adversely affect the facility's ability to remain in continuous operation. The continued manufacture of our pharmaceutical products is reliant on the continued availability of certain specialty raw materials and inability to acquire these when needed would adversely affect continued production.

We Face The Risk of Commercial Expansion

        We expect that we will be able to expand our business to address potential growth in the number of customers, to expand our product offerings and to pursue other market opportunities. In order to successfully implement our business strategy, it will be necessary for us to expand our operations rapidly. Our efforts to expand and accelerate our growth will require capital expenditures to improve our operational, financial and inventory systems, procedures and controls and will present new operational issues including management of an increasing number of production, sales, marketing and customer support personnel and the need to expand, train and manage our workforce, particularly our pharmaceutical products workforce. These efforts may strain our management, financial and other resources. In addition, we use internal estimates, based on industry data, to identify the market size and opportunities available for our products. We may have overestimated or underestimated the opportunities in the markets for our products or we may be unsuccessful in managing our additional capital expenditures and operational needs to optimize our growth and expansion. If our efforts are unsuccessful or if we encounter any delay in the production and commercialization of our products, these results would have an adverse impact on our business and operating results.

Our Success Depends on Our Ability to Protect Our Proprietary Technology

        Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own or have an exclusive license to exploit a significant number of U.S. and foreign patents that protect our products, the need to pursue additional protections for our intellectual property is likely as new products are developed and as existing products are enhanced, and there is no guarantee that such protections will be attained in a timely manner, or at all. The filing and maintenance fees and the legal and other expenses necessary to obtain and maintain appropriate patent protection in the United States and important foreign countries is not insignificant. Insufficient funding may inhibit our ability to do so. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

        Future patents may be issued to third parties upon which our company's technology may infringe. We may incur substantial costs in defending ourselves against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief which effectively could block our ability to further develop or commercialize some or all of our products in the U.S. and abroad, and could result in the award of substantial damages against our company. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. There can be no assurance that we will be able to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on our company.

        We also will rely on trade secrets and contract law to protect certain of our proprietary technology. There can be no assurance that any such contract will not be breached, or that if breached, we will have adequate remedies. Furthermore, there can be no assurance that any of our trade secrets will not become known or independently discovered by third parties.

        In 1995, the U.S. Patent and Trademark Office ("PTO") adopted changes to the U.S. patent law that changed the term of issued patents to 20 years from the date of filing rather than 17 years from the date of issuance, subject to certain transition periods. Beginning in June 1995, the patent term became 20 years from the earliest effective filing date of the underlying patent application. Such change may reduce the effective term of protection for patents that are pending for more than three years in the PTO. In addition, as of January 1996, all inventors who work outside of the U.S. are able to establish a date of invention on the same basis as those working in the U.S. Such change could adversely affect our ability to prevail in a priority of invention dispute with a third party located or doing work outside of the U.S. While we cannot predict the effect that such changes will have on our business, such changes could have a material adverse effect on our ability to protect our proprietary information and sustain the commercial viability of our products. Furthermore, the possibility of extensive delays in the patent process could effectively further reduce the term during which a marketed product could be protected by patents. See "Failure to obtain regulatory approval for our products in the future may adversely affect our business."

        Although we have entered into confidentiality and invention agreements with our employees and consultants, there can be no assurance that such agreements will be honored or that we will be able to protect our right to our unpatented trade secrets and know-how effectively. Moreover, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations, or that disputes will not arise with respect to rights in derivative or related research programs conducted by our company or collaborators.

We Face Uncertainties Regarding Health Care Reform

        Several states and the United States government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending. These reform efforts include proposals to limit spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and medical device manufacturers may charge for their services and products, respectively. If adopted and implemented, such reforms could have a material adverse effect on our business, financial condition and results of operations. See "Business Overview."

We May Face Potential Product Liability Claims in the Future

        In testing, manufacturing and marketing our products, we risk liability from the failure of products to perform as expected. Although we have product liability insurance, such insurance may be inadequate, become unobtainable or become prohibitively expensive. Failure to obtain adequate insurance may significantly impair our ability to test, manufacture and market our products.

Business Interruption

        In February 2003, we experienced a significant business interruption in our Bethlehem facility due to storm damage. We filed a multi-million dollar claim with our insurance carrier, Chubb Insurance. To date we have received a progress payment of $500,000. We have proposed a settlement of the balance of our claim to facilitate receipt of additional funds, but there can be no assurances that we will receive additional funds from Chubb or the timing of the receipt of such funds, if any.

Risks Related to Our Securities

We May Incur Unforeseen Costs and We Will Need to Raise Additional Capital in Order to Meet Our Business Plan

        Minrad is currently operating at a loss, and we intend to increase our operating expenses significantly as we expand our sales and marketing, and continue our technology development efforts. Given the long sales cycle in our image-guided product line from initial customer contact to actual revenue generation, if any, no assurance can be given that we will be able to generate sufficient, if any, additional revenue to fund operations beyond this period. Additionally, we may encounter unforeseen costs that could also require us to seek additional capital. We currently do not have any permanent arrangements or credit facilities in place as a source of funds should this need arise, and there can be no assurance that we will be able to raise sufficient, if any, additional capital, nor is there any assurance that we will be able to raise such capital on acceptable terms. Any additional financing may result in significant dilution to our company's existing stockholders.

Concentration of Stock Ownership and Control

        After the Merger, the ownership of our common stock will continue to be highly concentrated. See "Security Ownership of Certain Beneficial Owners and Management." As a result, these stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. See "Description of Capital Stock." This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, and could deprive our stockholders of an opportunity to receive a premium for their Shares as part of a sale of our company and may affect the market price of our stock.

Future Financings Cannot Be Guaranteed

        We will need to raise approximately $9 million in additional capital in order to meet our business plan during the next 12 months, and the required additional financing may not be available. There can be no assurances that the company's anticipated future financings will occur, or that such financings be available on acceptable terms.

Potential and Actual Conflicts of Interest With Advisors

        Certain advisors who have advisory agreements with the Company and/or Minrad, including Liviakis Financial Communications, Inc., International Capital Advisory, Inc., and Cagan McAfee Capital Partners, Inc. (collectively, the "Advisors") are also major stockholders of the Company, in part because the Company paid them in stock for their services. (See "Related Parties and Transactions"). Potential or actual conflicts exist that could place the interests of the Advisors as stockholders at odds with the best interests of the Company, including with respect to the Company's contracts with the Advisors.

Future Sales of Large Amounts of Common Stock

        Future sales of our common stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933 could adversely affect the market price of our common stock. Certain of our affiliates, who beneficially own large amounts of our Common Stock, are not under lockup letters or other forms of restriction on the sale of their Common Stock. Sales of a large number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and could materially impair our future ability to generate funds through sales of Common Stock or other equity securities.

After the Completion of the Merger, Our Common Stock Will Continue to Be "Penny Stock"

        Our common stock is approved for quotation on the OTC Bulletin Board. Since our common stock trades below $5.00 per share, our common stock is considered a "penny stock" and is subject to SEC rules and regulations, which impose limitations upon the manner in which our shares can be publicly traded.

        These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

        Stockholders should be aware that, according to the Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.

        Our "penny stock" designation may adversely affect the development of any public market for the Registrant's shares of common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

        Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

        Section 15(g) of the Exchange Act, and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

        Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive assigned and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for our stockholders to resell their shares to third parties or to otherwise dispose of them.

We Do Not Intend to Pay Dividends

        Minrad has not paid any cash dividends on its common stock since inception, and we do not anticipate paying any cash dividends in the foreseeable future.

BUSINESS OVERVIEW

Health Care Industry Trends

        We expect the following growth trends in the healthcare industry to affect the market for our products.

        Increased Cost-Containment Efforts. Cost-containment efforts within the healthcare industry support initiatives that lead to reduced severity of surgical procedures and promote quicker recovery of patients, reducing follow-up requirements and shortening the length of hospital stays.

        Increased Public Awareness in the Healthcare Industry. Due to the increase in public awareness and sensitivity in the healthcare industry to women's health issues, there has been an increase in diagnostic procedures for osteoporosis and breast cancer. For example, vertebroplasty is a diagnostic procedure used to treat an osteoporotic fracture, which occur more frequently in menopausal women. Based on industry data, we estimate that 40% of all women will develop an osteoporotic fracture within their lifetime, and believe that 10% of these fractures require open surgical intervention today. In the future, we believe open surgical interventions will be replaced by vertebroplasties, a procedure recently approved for reimbursement by numerous states.

        Increased Focus on Preventative Medicine. Preventative medicine has been proven to be cost and quality effective. A by-product of preventative medicine combined with improved imaging technology is the increased detection of deep-tissue lesions. Without improved biopsy accuracy, the risk of false negatives increases dramatically for deep-tissue lesions. A false negative occurs when a patient is informed that a particular biopsy is not malignant, but in fact, the health care professional missed the target lesion. According to research published by Alex Brown, as many as 15 to 20% of all breast biopsies today generate false negatives.

        Aging Population. An increase in the population of people over the age of 50 in our key markets represents a key component of industry growth. As the population ages, there is an increased demand for testing and surgical procedures.

        Strong Inhalation Anesthetic Market Fundamentals. Isoflurane continues to be a major player in the inhalation anesthetic market. Enflurane has a strong foreign niche market, particularly in areas with high birth rates, and is the only modern inhalation anesthetic approved for use in labor and delivery. We are one of two manufactures of enflurane in the world and are positioning ourselves as the low-cost producer. Upon regulatory acceptance, we also have plans to produce a third inhalant anesthetic product, sevoflurane.

        Government Reimbursement. Suppliers of health care products and services in the U.S. are greatly affected by Medicare and Medicaid. Additionally, suppliers in both the U.S. and international markets are greatly affected by other government insurance programs, as well as by private insurance reimbursement programs. Third-party payers (Medicare, Medicaid, private health insurance, health administration authorities in foreign countries and other organizations) may affect the pricing or relative attractiveness of our products by establishing the level of reimbursement provided to the hospitals and patients for use of our products, or by taking the position that such reimbursement is not available for any use. Where appropriate, we will endeavor to obtain approval for third party-reimbursement for use of its products. See "Risk Factors - Risks Related to Our Business - We face uncertainties regarding health care reform."

Products

Anesthesia and Analgesia

        In December 2000, Minrad acquired the inhalation anesthetic pharmaceutical business of Celltech-Medeva for $300,000 plus the fees and costs of the transaction of an additional $1.1 million. At the time, Medeva had seven international customers, (four active), for its inhalation line. With the purchase of assets potentially worth $7.7 - $10 million, including one of the most modern inhalation anesthetic facility in the world, the carrying value of the long-lived assets was reduced to zero in accordance with purchase accounting. As a result, a $2.2 million negative goodwill was recorded which flowed into the Statement of Operations over the next twelve months

        Minrad pursued the acquisition for four reasons:

•	The operating room ("OR") call point for the products matched those of our planned image-guided line. In many international markets, the same sales partner would sell both products.

•	Management was intimately familiar with the products. The Anaquest Division of BOC Health Care originally developed enflurane, isoflurane and desflurane. Mr. Burns was the Vice President of Marketing of Anaquest and Mr. McNeirney was Vice President of Manufacturing. Both had worked with Ross Terrell, Ph.D., the inventor of the drugs and Medeva's VP Research, while at Anaquest. This provided us with operating leverage in the two areas where Medeva had struggled: international customer relationships and plant operations.

•	The anesthesia business provided a revenue and cash generation platform.

•	Mr. Burns and Mr. Kamsler had worked on conscious sedation at Matrx Medical and believed that there was an opportunity to use inhalation agents as inhalation analgesics with the right device support.

Inhalation Anesthetics

        There are five halogenated inhalation anesthetics in use in the world today: halothane, enflurane, isoflurane, sevoflurane and desflurane. Enflurane, isoflurane, and desflurane were originally synthesized and patented by Ross Terrell, Ph.D., our retired VP Research. Terrell also held a patent on the six compounds in the sevoflurane family.

        The market for inhalation anesthetics is presently approximately $925 million worldwide and increasing at 8%-10% annually. The principal factors in the general market growth are an increase in general surgeries (1.8% in the United States, 3.5% in the rest of the world), and the substitution of higher value agents for lower value anesthetic agents, resulting in an appreciation in value per surgery. For reference, the average cost per veterinary surgery for inhalation anesthetic agents ranges from $0.50 to $1.00 and for human surgery from $1.00 to $50.00 depending on the agent chosen and local pricing. In the human market the overall average is slightly above $11 a procedure. (It should be noted that even within the averages there are significant differences based on the length of procedure, surgery site etc.). Overall, the relationship between agent cost and procedure cost is such that there is less price sensitivity than certain other pharmaceutical markets.

Competition

        The two primary suppliers of anesthetic agents, Abbott Laboratories and Baxter International, Inc., are multi-national pharmaceutical and device companies. They merchandise their inhalation and anesthetic products on a global basis, primarily through direct sales. This distribution strategy will be tested in coming years as their proprietary products (Sevoflurane for Abbott, and Desflurane for Baxter) lose patent protection and experience generic competition for the first time.

Minrad Specialty-Proprietary Strategy

        Minrad has a six-part strategy to become the number three player in key global marketplaces:

•	Compete across the global market in partnership with national pharmaceutical firms prominent in the segment.

•	Provide a full line of products.

•	Attain, and sustain, low cost supplier status.

•	Identify niches that allow segmentation and branding.

•	Leverage manufacturing facility through capacity expansion.

•	Transition from a generic supplier to a manufacturer of proprietary (conscious sedation) pharmaceuticals while maintaining generic volume.

Initial Products

        At the time of the acquisition, Medeva produced enflurane and isoflurane. Enflurane is a niche product with principal applications in labor and delivery and where myocardial depression and related myocardial oxygen consumption is beneficial, such as coronary by-pass. It is the only inhalation anesthetic agent approved for labor and delivery and, as a result, its sales volume is concentrated in countries with higher birth rates, most notably Latin America. Management estimates the market for enflurane is to be $15 million a year in 2005.

        Isoflurane is sold throughout the world. Present worldwide sales are estimated by management to be $150+ million with $50 million of that in the veterinary market in 2005, where it remains standard of care for companion animals. In the human market, isoflurane has acceptance across a wide range of surgeries and is of particular use in neurosurgery as it has minimal impact on intracranial pressure and can be used to induce hypotension and reduce bleeding. We sell isoflurane under the TerrellTM (in recognition of Dr. Terrell) and AttaneTM brand names (AttaneTM is our veterinary brand).

Plant Turnaround

        Inhalation anesthetics are essentially specialty chemicals made in dedicated facilities. Management estimates the cost of a new facility to range from $25-$50 million depending on the target production capacity.

        We purchased our Bethlehem plant from Celltech-Medeva for $300,000 (for which Celltech Medeva had paid $54 million six years earlier) in December 2000. Although the Bethlehem plant contains state-of-the-art equipment, due to poor management it was operated as the high cost producer in the industry and was running substantially below capacity. Messrs. McNeirney and Burns used their know-how in inhalation anesthetics along with their turnaround experience to transform a business that was producing product at above selling prices at the time the plant was purchased. Over a three-year period, Minrad management has:

•	Replaced all but one member of the plant management team and upgraded the balance significantly.

•	Reduced plant employment while increasing production capacity 65%. The capacity improvement was achieved without capital investment.

•	Added a distribution partnership for the US domestic marketplace for human use.

•	Added over 20 key international customers including E. Merck, General Electric and Rx Elite while restoring relationships with disaffected customers.

•	Resourced key raw materials at substantial cost reductions.

•	Developed the procedures and programs to allow Minrad to produce sevoflurane, following regulatory approval.

•	Applied for patents on a conscious sedation system which, if approved by the appropriate regulatory authorities, will allow the eventual transformation of the business to a principally proprietary product line.

        When combined with process improvements, successful programs to improve yield, and reduced energy consumption per kilo, Minrad has achieved a 65% average cost reduction at the plant from the time of acquisition in December 2000.

        Inhalation anesthetics are sold as 99.9% pure compounds. There are no additives or excipients. They are naturally aseptic and go through a phase change from liquid to vapor in their delivery. As such, the principal FDA regulation issues from a cGMP perspective are in the packaging of the pure, final product. This is markedly different from a capsule or parenteral operation.

Sevoflurane

        We have scaled up the Bethlehem facility to produce sevoflurane, following regulatory approval. Sevoflurane is the largest selling inhalation agent in the world with revenues approaching $600 million. Abbott markets this product in the United States, Europe and Latin America. Maruishi markets this product in Japan and has sales rights in China. We have one process patent that has issued on the manufacture of sevoflurane and a second patent is pending (Terrell).

Distribution

        Abbott and Baxter's direct sales protocols have created an opportunity for us to identify high quality partners throughout the world. These partners are among the leading local pharmaceutical manufacturing/distribution companies in the particular country or region. These include E. Merck in Japan, L&W in China, Panion in Taiwan, Rx Elite in the US, Laboratorios PiSA in Mexico and Central America, Richmond Labs in Argentina and Spain, and Novartis in the UK veterinary market. We are also an original equipment manufacturer to Baxter.

        Our international marketing strategy has mirrored the expiration of the sevoflurane process patents. We target markets to enter as patents expire in a country/region. This has led to an initial focus on the Pacific Rim and Latin America. (European process patents expire in 2007.) To date, we have signed exclusive distribution agreements that require the distributor to purchase certain minimum dollar amounts/products to remain exclusive (the minimums in the aggregate to remain exclusive exceeding $85 million).

        Sales required for our distributors in order to maintain exclusivity within their defined territory:

$ Millions	Enf/Iso	Sevo	Total

North America	5.5	50.7	56.2
Europe	1.9	3.6	5.5
Latin America	3.1	4.1	7.2
Pacific	3.5	13.4	16.9
Total	14.0	71.8	85.8

        In addition we have another $9 million in potential contracts in process. These contracts may or may not be completed at all or on a timely basis.

        The major agreement signed during the period was with RxElite, Inc. a United States Distributor of inhalation respiratory products. Assuming each party meets the milestones in the agreement to remain exclusive, US sales should approach $55 million in calendar year 2008. RxElite began purchasing product under this Agreement on September 30, 2004.

MR Tested Laryngoscope Blades & Handles

        To complement the pharmaceutical anesthesia offerings, we have introduced a specialty product: MR tested laryngoscope blades and handles. These products allow an anesthetist to intubate a patient very near (within eighteen inches) of the MRI magnet without ferro-magnetic or radio frequency interference. Many patients cannot remain still in a magnet for 45 minutes. This is particularly true of children, certain adults that are claustrophobic, and patients who need some pain relief due to their injuries. We believe we have the only FDA acceptance for an MR tested product in this area. We also have two patents (#6,036,639 and #6,444,358) on these products.

Conscious Sedation

        Nitrous oxide and sedative hypnotics have been used with varying degrees of success as analgesics for centuries. In the past, inhalant anesthetics were not used as analgesics due to the absence of equipment to accurately deliver the agents and the fact that the manufacturers of inhalation agents also made and sold anesthesia equipment costing $100,000 -200,000 per unit.

        Inhalation agents, meet the key requirements for a conscious sedation agent. They are proven safe and effective - at higher doses. They reverse themselves through exhalation. They have a very rapid uptake to analgesic levels (0.4 - 0.64 MAC). They are not addictive or DEA controlled substances. MAC (minimum alveolar concentration) is the accepted method for comparing the potency of anesthetic agents. It is the volumetric concentration of anesthetic agent in the inspired gas stream necessary to achieve anesthesia.

        We filed an application for a US Patent (October, 2002), which covers the use of inhalation anesthetics as inhalant analgesics. Modern inhalation agents move through the initial sedation/analgesia phase rapidly. This compares to a much longer period of transition with earlier agents. In fact, the sedation and analgesia phase is often missed entirely if other induction agents or narcotic analgesics are administered. We plan to produce a device that will "freeze" the delivered concentration at an analgesic level and not allow additional agent to be delivered.

        We believe that inhaled analgesics could be a $5 billion market (drugs and devices) worldwide based on our market research estimates. Procedures that could benefit from this treatment include but are not limited to: Colonoscopy, burn dressing changes, pain relief pre-diagnosis in ambulance and emergency room, ICU/CCU sedation, dental and oral surgery procedures, relaxation for MRI diagnosis, office based dermatological or podiatric procedures, and certain catheterizations.

        We estimate that total cost per procedure will usually be less than the combination of sedative hypnotic/reversal agent used today (example Versad® (midazolam) and reversal agent), and should result in more universally rapid discharge since the inhalant agents are exhaled relatively quickly (i.e. the sedative hypnotic agents and their reversal agents have significantly different half lives, occasionally protein-binding of midazolam results in a patient needing to stay in post-analgesia recovery for a prolonged period with the attendant physician and nurse attention.)

Hypothetical CS Cost Factors

Sevoflurane (US) vs Others
Factor	Nitrous Oxide	Sedative Narcotic	CS w/Sevoflurane
Agent Cost (20 min. Dental Procedure	$0.75	$3.50	$3.12
Relative Overhead Cost
Recovery Care	Nurse or assistant	PAR Nurse and Doctor Required	Nurse or assistant

Patient discharge time (street ready state)	10-20 minutes	30-40 minutes (avg) 1 in 20 patients require 4+ hours	10-20 minutes
Regulatory requirements	Moderate OSHA	OSHA and Extensive DEA	Low OSHA
Dosage variability	Moderate in Adults	High due to protein binding variability	Low
Overdose protection	Machine limited	None	Machine limited
Nausea/vomiting risk potential	Moderate	Low	Very low
Abuse potential	High	Moderate	Low
Staff & liability insurance	High	Very high	Moderate

Sources: American Dental Association Position Paper "The use of conscious sedation, deep sedation and general anesthesia in dentistry".

Department of Pediatrics, University of Ottawa Conscious Sedation Guidelines (www.uofodeptpeds.org/conscious); University of Texas "Use of Conscious Sedation" (www.db.uth.tmc.edu/clinic-pat/patientcare/publications/Clinic_Manual/documents2003/S5sedanesth.doc)

Conscious Sedation

Regulatory Process Overview

Since the CS analgesia indication is for an approved durg, but at lower dosage, there are significant differences in the NDA clinical requirements.

NDA Steps	New Chemical Entity	CS
Toxicology Effects (animal)	Required
Pharmacology Effects (animal)	Required	Testing not required since data already exists and has been accepted
Genotoxicity Screen (in vitro)	Required
Phase 1 Clinicals (safety in humans)	Required
Phase 2 Clinicals (efficacy in humans)	Required
Phase 3 Clinicals (dosage, use indications, expanded safety and efficacy in humans)	Required	Dosage and use information for analgesia indication
Phase 4 Clinicals (additional use indications)	Optional	Optional

Source: CFR21 Chapter 1, Section 314.54.

        Because these drugs are already approved at a higher dose, Minrad will commence Phase III testing immediately following 510(k) acceptance of its device and an IND filing on the agent. Presuming the agent was sevoflurane, this would follow our ANDA application for the manufacture and marketing of sevoflurane. NDA testing will be similar to an acute care product adding a pediatric indication following an adult acceptance. Management believes we can be on the world market to generate sales in a number of countries in 2006.

Image Guidance

        In 1994 and 1995, the FDA issued three health advisories concerning the risk of patient radiation exposure in fluoroscopically guided procedures. At the same time, Dr. Michael Landi and Dr. Robert Lifeso started developing ideas on how to minimize the radiation exposure to both patients and surgical staff. (Dr. Landi was a Neurosurgical Resident at Buffalo General Hospital and Dr. Lifeso was Chief of Orthopedic Surgery at the Erie County Medical Center, also in Buffalo New York.) They approached Bill Burns who was then the founder, President and CEO of Matrx Medical. After he left Matrx, they collaborated on the idea. Minrad Inc. was incorporated in December 1994 and the Dual Radiation Targeting System (DRTS®) was born.

        Along with these FDA advisories, there was (and continues to be) an increased emphasis on developing less invasive surgical techniques that minimize healthcare costs and provide improved patient outcomes. These procedures emphasize:

•	Decreased operating time and increased patient through-put.

•	Minimized patient trauma and recovery time

•	Improved surgical accuracy for better and more lasting results

•	Moving some procedures from the hospitals to out-patient facilities

        Approximately 15% of all surgical procedures now rely on fluoroscopy, CT-scans or other forms of imaging to help perform the minimally invasive procedures. The minimally invasive spine market is estimated to be growing at an overall rate of 40%. Pain management is growing at around 20%. The increased use of fluoroscopy increased the amount of radiation exposure the FDA had warned about. One of the other problems of fluoroscopy use was how to actually locate the subsurface surgical target by looking at a monitor across the room. Further, there was a "parallax" problem whereby surface landmarks were not aligned properly to the image.

DRTS® (First Generation Product)

        The DRTS® Platform was designed to retrofit to existing mobile C-Arm fluoroscopes. The DRTS platform solved the parallax problem by collinearly and coaxially aligning a single X-ray with a pair of reticles. A single point could then be targeted with the laser beam with an accuracy of + 1mm at a distance of 1 meter. Physicians using the DRTS have reported:

•	Radiation reductions of 50 - 90% using our product

•	Eliminated multiple instrument penetrations in attempts to locate subsurface targets saving time and minimizing trauma

•	Improved surgical accuracy thereby minimizing potential complications

Peer Reviewed Results

        In one study, "Accuracy of Fluoroscopically Assisted Laser Targeting of the Cadaveric Spine to Place Transpedicular Screws", Journal of Spinal Disorders 2000:13; 412-418 by R.M. Schwend et al our DRTS® product was used by surgical residents for pedicle screw implantation into 184 pedicles. Although none of these inexperienced residents had previously performed the procedure, the results were impressive with an average error rate of only 1.6%.

        Another peer reviewed scientific study, "Vertebroplasty: techniques to avoid complications," was written by D.B. Moreland et al and published in The Spine Journal (2001) 66-71. He stated in his summary that significant complications can occur in vertebroplasty procedures and are likely underreported. In this study, Dr. Moreland described his technique of performing vertebroplasties and avoiding serious complications by using the DRTS®.

        R. Hugate et al from Hershey Medical Center, Hershey, PA presented a "mirror" study of the Schwend paper as a poster at the American Academy of Orthopedic Surgeons conference held in Dallas, TX in February 2000. Routine fluoroscopic technique was compared to sophisticated image guidance systems from Medtronic (Stealth Station Trion) and BrainLAB (VectorVision2). Experienced surgeons were used in this study. The results: Fluoroscopy alone had a critically malpositioned error rate of 15.3%, clearly showing that a problem exists. The Medtronic and BrainLab systems had an even higher critical error rate of 22.2% and 36% respectively. The results of this study compare to the 1.6% reported in the Schwend study above.

SabreSource™ (Second Generation Product)

        SabreSource™, Minrad's second-generation image guidance system will be introduced in the second quarter of 2005. It maintains the benefits of the DRTS system yet it is smaller, adds the ability to handle multiple targets without repositioning and incorporates a quick-release mounting and alignment system that makes the system easier to use. It is designed to retrofit to existing mobile C-Arm fluoroscopes with a "glove fit" adding greater stability.

        Based on new technology (patent allowed), the SabreSource™ is aligned to the entire X-ray beam instead of a single ray, enabling the physician to successfully target multiple subcutaneous sites of interest using a hand-held remote control unit. Unlike the more costly navigation systems currently on the market that rely on unreliable archival data, the SabreSource™ uses "real-time" fluoroscopic images to accurately guide the physician while the X-ray beam is turned off. The FDA accepts an accuracy claim of + or - 1mm at a distance of 1 meter.

        The following chart compares the SabreSource™ with the DRTS®.

Feature	DRTS®	SabreSource™
Accuracy	+ / - 1 mm at 1 meter	+ / - 1 mm at 1 meter
Target Acquisition	Patient or Fluoroscope repositioning required for 1 mm square target area	Within 4000 mm square target area, Patient or Fluoroscope repositioning not required
Alignment with X-ray field as retrofit	Relies on Tech to determine when the reticles are superimposed	"Spot on the Dot" easier and reduces chance of errors in alignment
Intrusion into field	Reduces operating space by 7.8 cm with some overhang	Reduces operating space by 5 cm with reduced overhang
Mounting	Takes time	Quick install and release

        With these new features and benefits, we believe that our SabreSource™ image guidance system addresses most of the issues that limited the success of the DRTS®. The new ease-of-use features will make it easier for the physician to incorporate into his everyday procedures. With the reduced size and ability to target multiple points, SabreSource™ can be used in a wider range of surgical applications and further reduce surgical time.

        A line of accessories is a part of the SabreSource™ system. The three-compartment Tri-Knew™ battery charger charges, analyses and conditions the 12-volt NiCad battery packs that power the device. There is also a sterile disposable drape that covers the SabreSource™ and C-arm source so that it can be placed in the sterile field. This patented platform drape has an optically correct window that must be used with the SabreSource™ so that the accuracy of the laser beam is not compromised as it would be with a standard c-arm drape. There is also a sterile drape that is used to cover the remote control.

        We estimate the market potential for SabreSource™ product to be around $1.7 billion dollars in 2005 with an annual growth rate of 6%. We also estimate that we can realize operating margins approaching 70% from the sale of these products when production reaches a certain minimum scale. With these margins, a sale of one unit per month, exclusive of recurring disposable product, should cover our sales expense.

Light Sabre™

        The SabreSource™ platform technology is designed for use with the Minrad line of patented (McNeirney/Landi) Light Sabre™ products. Utilizing the laser beam, Light Sabre™ products will "light up" when properly aligned. The physician, along with everyone in the operating theater, can visualize that he is aligned with the subsurface target. The FDA has accepted an accuracy claim of + 3mm at a depth of 100mm. An example of where this can be critical is in biopsies. Physicians are most concerned with a "false negative" where the malignant character of the lesion is missed and appropriate intervention is not taken until after it has grown and spread. Particularly when caught in the early stages, the subsurface lesion may only be less than 1 cm in size.

        The FDA accepted Light Sabre™ products presently include syringes, bone biopsy, aspirating/spinal, core tissue and introducer needles. We plan to continue developing and introducing additional Light Sabre™ products over the remaining fifteen years of patent life. Several companies have already contacted us about building Light Sabre™ technology into their surgical devices.

Real Time Image Guidance

        The SabreSource™ system is "first in class" without any known competition. Other navigation systems, similar to the two systems described previously, use archival data not real time images. Their cost structure ranges from approximately $100,000 - $450,000 compared to a price for SabreSource™ system of approximately $20,000.

Strategy

        The overall image guidance strategy is based upon follow-up consumable business. Every SabreSource™ sold or otherwise placed provides a potential revenue stream of consumables. The cumulative universe of devices in use provides a growing source of demand for Light Sabre™ product line extensions.

        OEM: We are working with C-arm manufacturers to have the technology built into factory units. If SabreSource™ becomes more widely known and a standard of care, we want to create the concept of "Minrad Inside" similar to "Intel®" inside".

        Therapy Partners: Several companies have begun discussions with us regarding building Light Sabre™ technology into their equipment. Such discussions are in an early stage. We believe that the additional accuracy and safety of the Minrad technology combined with their technology or therapy would greatly enhance their competitive advantage. From our perspective, if another company utilized Light Sabre™ technology, there would be another sales organization providing leads and helping to pull through SabreSource™ sales which, in turn, would pull through additional Light Sabre™ sales.

        Hospital Synergies: Hospital purchasing departments do not want to add extra SKU's to their inventory. Since most Light Sabre™ products are priced competitively against similar commodity products, they can be utilized in procedures when the SabreSource™ is not used or required. However, the commodity products do not "light up" and provide the same accuracy when the SabreSource™ is used. We believe that hospitals will be encouraged to standardize on Light Sabre™ products to minimize their inventory.

        The initial marketing emphasis will be on anesthesiologists and the pain management market segment because of the call point similarities with the anesthetic business. Pain management clinics have a higher patient volume with shorter procedures and patient recovery time than hospital procedures. In a typical clinic a physician may perform from 10 to 15 procedures per day, almost all of which use fluoroscopic guidance. The Light Sabre™ usage will be higher and the selling cycle from initial evaluation to actual purchase tends to involve fewer people and is more rapid.

Market for Products

Customers:
Emphasis on teaching institutions / department chiefs Neurosurgeons, orthopedic surgeons, radiologists and anesthesiologists Luminaries in their respective areas of expertise

North American Distribution:
Direct sales representatives with experience calling on "university" type accounts and surgical residents familiar in communicating therapies and treatments with "connoisseur" customers
Develop partnerships with complementary device manufacturers and have dual selling situations

International Distribution:
Device distributors with direct sales
Currently working in orthopedic, neurosurgical and radiological markets
Carry complementary product or product(s) such as pedicle screws, intramediary rods or vertebroplasty kits.
Partner with complementary distributors or manufacturers

        In the preceding sections, we have set forth the estimated size of the markets (U.S. and/or world markets) for certain classes of products that we sell or plan to sell. These estimates are based on publicly available information and on assumptions that we believe are reasonable. Although our research does show the potential for significant product sales, our estimate should not be viewed by a potential investor in this offering as any kind of guarantee that we will in fact achieve any level of future revenues or sales of any particular product. We face actual or potential competition for all of our products, and in most cases our competitors have significantly greater financial, marketing, distribution and human resources. See "Risk Factors" and "Cautionary Factors That May Affect Future Results."

Facilities

        Our principal offices are located at 847 Main Street, Buffalo, New York where we lease approximately 17,500 square feet of laboratory and office space at a cost of approximately $193,480 per year under a lease that expires in December 2006, with a renewal option.

        We also own a 28,587 square-foot pharmaceutical manufacturing facility on 4 acres in Bethlehem, Pennsylvania that consists of approximately 11,523 square feet of finished office and laboratory space and 17,064 square feet of manufacturing space.

        We believe that our facilities are adequately insured.

Employees

        We currently employ 48 employees on a full-time basis. Our employees are not unionized. We believe that we have a good relationship with our employees.

Manufacturing

        At this time, our manufacturing strategy for our medical devices relies principally upon contract manufacturers. Critical sub-assemblies that involve proprietary materials and methods may be manufactured in-house or contracted out. Final device assembly is done at our Buffalo facility.

        At our Bethlehem manufacturing facility, we currently produce bulk isoflurane and enflurane, which are manufactured from raw materials. Upon completion of production, these pharmaceuticals are also packaged on site into 100mL and 250mL bottles prepared for distribution. We expect to begin producing and shipping sevoflurane in April 2004 after completion of internal validation.

Raw Materials

        In connection with our pharmaceutical business, although many of our raw materials are standard items of commerce and are readily available from multiple sources, four are available from only a few suppliers,  CTFE ( Chlorotrifluoro ethylene), CDFM (Chloro difluoro metahe) and TFE (Trifluoro ethanol) each have three manufacturers.  HFMOP (Hexafluoro isopropyl methyl ether) is a custom synthesis and currently is available from only one source.  However, Minrad has the technology to produce this chemical if necessary.  Nevertheless, interruption in the supply of raw materials for pharmaceutical synthesis could adversely affect our ability to supply finished product in the short-term.  For our medical device business, all components and outsourced services have multiple qualified suppliers.

Legal Proceedings

        On December 10, 2004, a Notice of Mechanic's Lien claim for $86,902.00 was filed on behalf of H.T. Lyons, Inc. in the Court of Common Pleas of Northhampton County, Pennsylvania. This claim relates to process-piping work performed by H.T. Lyons, Inc. at Minrad's manufacturing plant in Bethlehem, Pennsylvania. The Registrant intends to contest the mechanic's lien claim.

Description of Capital Stock

        We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.25 per share. As of December 17, 2004 we have 27,999,153 shares of our common stock issued and outstanding.

Warrants

        There are outstanding warrants exercisable to purchase up to 4,842,931 shares of common stock at prices ranging from $.75 to $1.75 per share that will be exercisable for periods of up to 10 years.

Options

        There are outstanding options to purchase up to 2,358,250 shares of common stock at an average exercise price of $1.53 and of which 729,169 are fully vested.

Common Stock

        The following statement is a brief summary of certain provisions relating to our common stock:

        Dividends. The holders of common stock are entitled to receive, ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefore.

        Liquidation Preference. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled, subject to the rights of holders of our preferred stock, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

        Conversion. The holders of common stock have no conversion rights and they are not subject to further calls or assessments by us.

        Preemption. The holders of common stock have no preemptive rights and they are not subject to further calls or assessments by us.

        Voting Rights. The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote.

        Redemption. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

        Protective Provisions. So long as any shares of our common stock remain outstanding, a vote of two-thirds of the then-outstanding shares of our common stock (voting as a separate class) is required for the Registrant to take any of the following actions: (i) the sale of all or substantially all of the assets of the Registrant; (ii) any merger or consolidation of the Registrant with or into any other corporation, partnership, limited liability company or business entity in which a vote of the stockholders of the Registrant is required; (iii) any amendment of the Certificate of Incorporation of the Registrant; (iv) any amendment of the by-laws of the Registrant by its stockholders of the Registrant; (v) the liquidation or dissolution of the Registrant; and (vi) the removal of any director of the Registrant without cause.

Restrictions on Transfer

        Our outstanding shares were sold under valid exemptions from the registration requirements of Securities Act of 1933, as amended, provided by Rule 506 of Regulation D and none of the shares may be resold or transferred unless the transaction is registered under the Securities Act or an exemption from registration under the Securities Act and any applicable state securities law is available and complied with.

        In general, Rule 144 under the Securities Act governs the resale of securities purchased in unregistered offerings. Generally, sales of securities can only be made in reliance upon Rule 144 if (a) the shares have been held for at least one year, the class of securities is then registered under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), the shares are sold in limited amounts through a broker into a public market, and the seller files a Form 144 with the Commission, or (b) the shares have been held for 2 years and the holder is not and has not been an affiliate of the Registrant during the three months prior to the sale, the shares may be sold in unlimited amounts and without further conditions.

        There is no public market for our common stock. Unless we register our common stock under the Securities Act and file all required reports under the Exchange Act, no public market can develop, and the exemption for resale under Rule 144 based upon a one year holding period will not be available.

        Absent compliance with Rule 144, the shares generally may not be re-sold unless their sale is registered under the Securities Act. A restrictive legend in substantially the following form will be imprinted on the certificates representing the shares and stop transfer orders or other appropriate instructions will be maintained against the transfer of the shares on our transfer records or those of our transfer agent:

"The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act"). The securities have been acquired for investment purposes and may not be sold, transferred, pledged or otherwise disposed of in the absence of an effective Registration Statement for the securities under the Act or an opinion of counsel satisfactory to the issuer that the proposed disposition will not violate Section 5 of the Act."

        The shares may not be transferred unless (a) a registration statement is in effect under the Securities Act covering your proposed transfer and you make the transfer in accordance with such registration statement, or (b) you sell the shares in a transaction exempt from the Securities Act registration requirements. In case of any transfer under clause (b), you must notify us of your proposed transfer and, at our request, furnish us with an opinion of counsel reasonably satisfactory to us that your transfer will not require registration under the Securities Act.

Registration Rights.

        Certain common stockholders and warrant holders have been granted demand and "piggyback" registration rights with respect to shares of common stock (and shares of common stock issuable upon the exercise the warrants) pursuant to the terms of a Registration Rights Agreement among the parties. The form of Registration Rights Agreement is filed as an exhibit to this Form 8-K.

Market for Common Equity and Related Stockholders Matters

Market Information

        The Registrant's common stock is quoted on the Over-the Counter Bulletin Board, a service maintained by the National Association of Securities Dealers, Inc., under the symbol, "TAQC.OB". Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily reflect actual transactions. The high and low sales prices for the periods presented have been adjusted to reflect stock splits:

Fiscal Years:
2002	High	Low
December 31, 2001	*	*
March 31, 2002	*	*
June 30, 2002	*	*
September 30, 2002	*	*
2003
December 31, 2002	*	*
March 31, 2003	*	*
June 30, 2003	.04	.01
September 30, 2003	.06	.04
2004
December 31, 2003	.06	.05
March 31, 2004	.11	.06
June 30, 2004	.11	.11
September 30, 2004	10.05	.11

*no available quoted prices during these periods

Holders

        As of December 17, 2004, there are approximately 600 stockholders of record of the Registrant's common stock.

Dividends

        We have not paid any dividends since our inception and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings of our business for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of the Registrant, among other factors, and will be at the sole discretion of our board of directors.

Securities authorized for issuance under equity compensation plan

        As of December 17, 2004, the Registrant has one stock option plan previously approved by its stockholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Plan Category
Equity compensation plans approved by security holders .........................................................................	7,201,181	$1.19	4,812,250

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Revenue for Fiscal 2004 was $4,116,000, an increase of $ 602,000 or 15 % from Fiscal 2003. The increase reflects growth in the United States market partly offset by lower sales in the Pacific Rim markets, principally to India. Gross Profit After Distribution Expense ("GPADE") was $762,000, down $498,000 from the prior period. Margins in 2004 were 19% compared to 37% in 2003. The revenue change from Fiscal 2002 to 2003 was an increase of $689,000 or 20%. The Gross Profit Margin improved from 26% to 37% during this same period.

        Operating expenses for Fiscal 2004 of $4,246,000 increased sharply from Fiscal 2003 by $ 913,000, 22%. This was almost entirely due to increased finance cost related to audit, headcount expense, the merger with TAC and preparation for Minrad as a public entity. Finance & Administrative increased $811,000, 36%, to $2,228,000. Research & Development expenses, $1,273,000, 31% of revenue, were essentially flat (up $4,000) compared to fiscal 2003. Sales and Marketing expense, $744,000, were up $98,000, 13%, on higher volume from the prior period. The Operating expense reduction from Fiscal 2002 to 2003 of $801,000 was primarily due to a substantial reduction in personnel in 2003.

        Non-operating costs for Fiscal 2004 compared to Fiscal 2003 showed a decrease of $129,000, 21% in interest expense due to the conversion of debt to common stock during the year. There were non-cash costs of $713,000 reflecting the inducement cost for convertible debt holders to convert to equity as part of our restructuring for Fiscal 2004. Interest expense increased $112,000 between Fiscal 2002 and 2003 due to the increase use of debt to fund operations. The bottom line of Fiscal 2002 was favorably adjusted by $1,647,000 due to a change in accounting principle to record the negative goodwill of its Fiscal 2001 acquisition.

Financial Condition

        Throughout the period covered by the financial statements, Minrad funded its operations primarily through borrowings and private sales of its equity securities. Fund Raising activity and the conversion of debt to equity resulted in a reduction in Stockholders deficit between periods from $(5,887,000) in FY 2003 to $(3,309,000) in FY2004. Operating losses of $ 4.7 million in the current period were offset by the benefit from raising of $3.6 million new equity funding and $3.0 million of the conversion of debt to equity investment. The company sustained net losses of $2.4 million and $2.8 million in Fiscal 2002 and Fiscal 2003 respectively.

        The Registrant plans to fund 2005 operations through a combination of additional equity investment, improved operating performance and an expanded bank line. Management estimates that $9 million in new equity will be required to fund operations in the coming year.

Unaudited Financial Statements

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

        Effective as of December, 2004, the Registrant's Board of Directors amended and restated the Registrant's Articles of Incorporation changing the corporation's name from "Technology Acquisition Corporation" to "Minrad International, Inc."  On January 13, 2005, the Registrant's Board of Directors adopted December 31 as its fiscal year end.  The Registrant intends to include the transition period on a Form 10-KSB.

Section 8 - Other Events

Item 8.01 Other Events

        Concurrently with the closing of the merger, the Registrant changed its principal executive offices to be located at 847 Main Street, Buffalo, New York 14203, which has been the location of Minrad's principal executive offices.

        The Registrant's current Stock Transfer Agent is:  Holladay Stock Transfer with an address of 2939 N. 67th Place, Scottsdale, Arizona 85251, (480) 481-3940.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)     Exhibits

        The following exhibits are filed as part of this Current Report on Form 8-K:

        2.1 Agreement and Plan of Exchange, dated as of July 15, 2004, by and among Technology Acquisition Corporation, Minrad Inc., and Technology Acquisition Subsidiary, Inc. (incorporated by reference to Exhibit 2.1 filed on Form 8-K on July 15, 2004).

        2.2 Amendment to Agreement and Plan of Exchange, dated as of August 24, 2004, by and among Minrad Inc., and Technology Acquisition Subsidiary, Inc. (incorporated by reference to Exhibit 99.1 filed on Form 8-K on August 30, 2004).

        3.1*  Articles of Incorporation of Registrant.

        3.2*  Bylaws of Registrant.

        4.1*  Form of Warrant Agreement, dated December 15, 2004, by and among Minrad International, Inc., Minrad Inc., Cagan McAfee Partners, LLC and Chadbourne Securities, Inc.

        4.2*  Form of Stock Option Agreement, dated December 15, 2004 by and among the Registrant, Minrad Inc., Cagan McAfee Capital Partners, LLC, Liviakis Financial Communications, Inc., Laird Q. Cagan, Eric McAfee and the Tobin Family Trust.

        4.3*  Form of Voting Agreement, dated November __, 2004, by and among Laird Q. Cagan, Eric McAfee, International Capital Partners, LLC and the Registrant.

        4.4*  Form of Registration Rights Agreement by and between Minrad Inc. and the Investors.

        8.0*  Engagement Letter, dated December 1, 2003 by and between Minrad Inc. and Cagan McAfee Capital Partners, LLC.

        10.1*  Employment Agreement of William H. Burns, Jr., dated March 1, 2004.

        10.2*  Employment Agreement of John McNeirney, dated March 29, 2004.

        10.3*  Lease of 847 Main Street, Buffalo, New York.

        16.1**   Letter from Clancy and Co., P.L.L.C. regarding a change in certifying accountants.

        21*  Subsidiaries of the Registrant.

        23*  Consent of Freed Maxick & Battaglia, CPA's, PC.

________________

* Previously filed
**  Filed herewith

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINRAD INTERNATIONAL, INC.
(Registrant)

By:	/s/ Richard P. Tamulski
Richard P. Tamulski
Vice President Finance

January 19, 2005